Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2023 Results
•Q2'23 net revenue of $1.15 billion decreased 6% as reported, or 2% in constant currency(1), compared to Q2'22. Organic, constant-currency net revenue decreased by 4%, compared to Q2'22.
•Q2'23 net earnings of $81 million.
•Q2'23 Adjusted EBITDA(1) of $283 million decreased 9% as reported, or 6% in constant currency, compared to Q2'22.
•Catalent reiterates full-year guidance, including net revenue of $4,625 million to $4,875 million and Adjusted EBITDA of $1,220 million to $1,300 million.
•Moderna and Catalent to extend collaboration to broaden manufacturing partnership across multiple products and formats in North America and Europe.

Somerset, N.J. - February 7, 2023 -- Catalent, Inc. (NYSE: CTLT), the global leader in enabling pharma, biotech, and consumer health partners to optimize development, launch, and supply of better patient treatments across multiple modalities, today announced financial results for the second quarter of fiscal 2023, which ended December 31, 2022.
Catalent also announced that it will be extending and expanding its manufacturing partnership with Moderna, which will see Catalent support the manufacture of multiple Moderna products in multiple formats across its North American and European biologics drug product facilities. Catalent will continue to provide drug product fill/finish services and production capacity for Moderna’s COVID-19 programs. In addition, there are plans to extend their ongoing partnership to non-COVID-19 programs such as flu and respiratory syncytial virus (RSV) vaccines, beginning with its manufacturing site in Bloomington, Indiana, and to be expanded to its European facility in Anagni, Italy.
“We are well positioned to leverage the diverse investments we have made across our portfolio to support sustainable, long-term, and profitable growth,” commented Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc. “Notably, our extended partnership with Moderna, a pioneer in mRNA technology, and our recently expanded partnership with Sarepta, a leader in gene therapy, build on our long experience with customers in these growth areas. These partnerships underscore the importance we place on our long-term trusted relationships. In addition, we are improving efficiency with the restructuring actions that we have executed recently, and we are bringing a renewed focus on efficiency across our organization as a whole.”

(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Second Quarter 2023 Consolidated Results
Net revenue of $1.15 billion decreased 6% reported, or 2% in constant currency, from the $1.22 billion reported for the second quarter a year ago. Overall organic net revenue (i.e., excluding the effect of acquisitions, divestitures, and currency translation) decreased by 4% over the same period.
Net earnings attributable to common shareholders and earnings per basic and diluted share was $81 million, or $0.45 per basic share and $0.44 per diluted share, compared to net earnings attributable to common shareholders of $93 million, or $0.53 per basic and $0.52 per diluted share, in the second quarter a year ago, respectively. A substantial decrease in COVID-19-related revenue quarter-over-quarter was partially offset by a substantial increase in our non-COVID revenue.

EBITDA from operations(1) was $264 million, an increase of $19 million from $245 million in the second quarter a year ago. Second quarter fiscal 2023 Adjusted EBITDA(1) was $283 million, or 25% of net revenue, compared to $310 million, or 25% of net revenue, in the second quarter a year ago. This represents a decrease of 9% as reported and a decrease of 6% on a constant-currency basis, compared to the fiscal 2022 period. The quarter-over-quarter decrease in Adjusted EBITDA was primarily due to a substantial decrease in COVID-19-related revenue.

Adjusted Net Income(1) was $122 million, or $0.67 per diluted share, compared to Adjusted Net Income of $163 million, or $0.90 per diluted share, in the second quarter a year ago.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Second Quarter 2023 Segment Review

(Dollars in millions)	Three Months Ended December 31,		Constant Currency
	2022	2021	Change %
Biologics
Net revenue	$580	$641	(7)%
Segment EBITDA	181	199	(7)%
Segment EBITDA margin	31.3%	31.1%
Pharma and Consumer Health
Net revenue	570	577	3%
Segment EBITDA	135	147	(3)%
Segment EBITDA margin	23.7%	25.4%
Inter-segment revenue elimination	(1)	(1)	30%
Unallocated costs	(52)	(101)	(44)%
Combined totals
Net revenue	$1,149	$1,217	(2)%
EBITDA from operations	$264	$245	11%

Biologics segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	(7)%	(5)%	(5)%	(17)%
Impact of acquisitions	—%	(2)%	—%	(2)%
Constant-currency change	(7)%	(7)%	(5)%	(19)%
Foreign exchange translation impact on reporting	(3)%	(2)%	(2)%	(1)%
Total % change	(10)%	(9)%	(7)%	(20)%

Pharma and Consumer Health segment	2022 vs. 2021		2022 vs. 2021
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	—%	(7)%	—%	(1)%
Impact of acquisitions	3%	4%	7%	7%
Constant-currency change	3%	(3)%	7%	6%
Foreign currency translation impact on reporting	(4)%	(5)%	(6)%	(7)%
Total % change	(1)%	(8)%	1%	(1)%
Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Biologics	50%	51%	51%	55%	53%
Pharma and Consumer Health	50%	49%	49%	45%	47%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of December 31, 2022, Catalent had $4.85 billion in total debt, and $4.38 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $3.86 billion in total net debt as of September 30, 2022.
Catalent’s net leverage ratio(1) as of December 31, 2022 was 3.7x, compared to 3.2x at September 30, 2022 and 2.8x as of December 31, 2021.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Fiscal Year 2023 Outlook

FY'23 Full Year Guidance
Net revenue	$4,625 million - $4,875 million
Adjusted EBITDA	$1,220 million - $1,300 million
Adjusted net income	$567 million - $648 million
Weighted average shares outstanding - diluted	181 million - 183 million
Catalent reiterates its fiscal year 2023 financial outlook issued on November 1, 2022.
Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.
About Catalent, Inc.
Catalent is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply around 80 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $5 billion in revenue in its 2022 fiscal year. For more information, visit www.catalent.com.
Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies. Adjusted Net Income per share is computed by dividing Adjusted Net Income by the weighted average diluted shares outstanding.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic or any global health developments on Catalent's or its customers' or suppliers' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations, including risks from rising inflation, disruptions to global supply chains, or from the Ukrainian-Russian war; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed August 29, 2022. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase (Decrease)
	2022	2021		Change $	Change %
Net revenue	$1,149	$1,217	$(42)	$(26)	(2)%
Cost of sales	762	812	(30)	(20)	(2)%
Gross margin	387	405	(12)	(6)	(2)%
Selling, general, and administrative expenses	226	228	(3)	1	1%
Other operating expense, net	23	16	(2)	9	44%
Operating earnings	138	161	(7)	(16)	(10)%
Interest expense, net	47	32	(1)	16	49%
Other (income) expense, net	(23)	14	(1)	(36)	(256)%
Earnings before income taxes	114	115	(5)	4	4%
Income tax expense	33	18	(2)	17	102%
Net earnings	$81	$97	$(3)	$(13)	(13)%
Less: Net earnings attributable to preferred shareholders	—	(4)
Net earnings attributable to common shareholders	$81	$93

Weighted average shares outstanding – basic	181	175
Weighted average shares outstanding – diluted	181	177

Earnings per share:
Basic
Net earnings	$0.45	$0.53
Diluted
Net earnings	$0.44	$0.52

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Six Months Ended December 31,		FX impact	Constant Currency Increase (Decrease)
	2022	2021		Change $	Change %
Net revenue	$2,171	$2,242	$(90)	$19	1%
Cost of sales	1,526	1,513	(65)	78	5%
Gross margin	645	729	(25)	(59)	(8)%
Selling, general and administrative expenses	422	411	(10)	21	5%
Gain on sale of subsidiary	—	(1)	—	1	*
Other operating expense	25	20	(1)	6	25%
Operating earnings	198	299	(14)	(87)	(29)%
Interest expense, net	79	58	(1)	22	39%
Other expense, net	2	23	(9)	(12)	(53)%
Earnings before taxes	117	218	(4)	(97)	(45)%
Income tax expense	36	28	(3)	11	42%
Net earnings	$81	$190	$(1)	$(108)	(57)%
Less: Net earnings attributable to preferred shareholders	—	(13)
Net earnings attributable to common shareholders	$81	$177

Weighted average shares outstanding – basic	180	173
Weighted average shares outstanding – diluted	181	175

Earnings per share:
Basic
Net earnings	$0.45	$1.02
Diluted
Net earnings	$0.45	$1.01

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	December 31, 2022	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$442	$449
Trade receivables, net	916	1,051
Inventories	818	702
Prepaid expenses and other	714	625
Marketable securities	28	89
Total current assets	2,918	2,916
Property, plant, and equipment, net	3,579	3,127
Other non-current assets, including intangible assets	4,650	4,464
Total assets	$11,147	$10,507

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$632	$31
Accounts payable	367	421
Other accrued liabilities	527	620
Total current liabilities	1,526	1,072
Long-term obligations, less current portion	4,221	4,171
Other non-current liabilities	488	469
Total shareholders' equity	4,912	4,795
Total liabilities and shareholders' equity	$11,147	$10,507

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Six Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$122	$232
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(317)	(277)
Proceeds from sale of marketable securities	61	4
Proceeds from sale of property and equipment	7	—
Settlement on sale of subsidiaries, net	—	(3)
Payment for acquisitions, net of cash acquired	(474)	(1,020)
Payments for investments	(1)	(3)
Net cash used in investing activities	(724)	(1,299)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	625	1,100
Payments related to long-term obligations	(32)	(64)
Financing fees paid	(4)	(15)
Dividends paid	—	(4)
Cash paid, in lieu of equity, for tax withholding obligations	—	(9)
Exercise of stock options	1	19
Other financing activities	7	6
Net cash provided by financing activities	597	1,033
Effect of foreign currency exchange on cash and cash equivalents	(2)	(13)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7)	(47)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	449	896
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$442	$849

Catalent, Inc.
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Net earnings	$97	$141	$188	$—	$81
Interest expense, net	32	33	32	32	47
Income tax expense	18	35	23	3	33
Depreciation and amortization	98	99	100	99	103
EBITDA from operations	245	308	343	134	264
Stock-based compensation	11	10	12	19	10
Impairment charges and gain/loss on sale of assets	16	2	10	(2)	1
Restructuring costs	1	3	5	4	23
Acquisition, integration, and other special items	22	9	8	5	9
Foreign exchange loss (gain)	15	1	6	27	(26)
Inventory fair value step-up charges	—	7	—	—	—
Other adjustments	—	(1)	—	—	2
Adjusted EBITDA	$310	$339	$384	$187	$283
Favorable (unfavorable) FX impact					(10)
Adjusted EBITDA at constant currency					$293

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Net earnings	$97	$141	$188	$—	$81
Amortization (1)	34	33	33	33	34
Stock-based compensation	11	10	12	19	10
Impairment charges and gain/loss on sale of assets (2)	16	2	10	(2)	1
Restructuring costs (3)	1	3	5	4	23
Acquisition, integration, and other special items (4)	22	9	8	5	9
Foreign exchange loss (gain)	15	1	6	27	(26)
Inventory fair value step-up charges (5)	—	7	—	—	—
Other adjustments (6)	—	(1)	(1)	—	2
Estimated tax effect of adjustments (7)	(24)	(15)	(18)	(19)	(12)
Discrete income tax benefit items (8)	(9)	(2)	(28)	(6)	—
Adjusted net income (ANI)	$163	$188	$215	$61	$122

Weighted average shares outstanding – basic	175				181
Weighted average shares outstanding – diluted	177				181

Earnings per share:
Net earnings per share – basic	$0.53				$0.45
Net earnings per share – diluted	$0.52				$0.44

ANI per share:
ANI per share – basic	$0.93				$0.67
ANI per share – diluted (9)	$0.90				$0.67

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) For the three months ended June 30, 2022, represents fixed asset impairment charges primarily associated with obsolete equipment in the Biologics segment. For the three months ended December 31, 2021, represents $16 million in fixed asset impairment charges primarily associated with a product Catalent no longer manufactures in its respiratory and specialty platform, which is part of our Pharma and Consumer Health segment.

(3) Restructuring costs during the three months ended December 31, 2022 represent restructuring charges associated with Catalent's plans to reduce costs, consolidate facilities, and optimize its infrastructure across the organization.

(4)    Acquisition, integration and other special items during the three months ended December 31, 2022 include costs associated with its October 2022 acquisition of Metrics Contract Services.

(5) For the three months ended March 21, 2022, represents a one-time non-cash inventory fair value adjustment of $7 million recorded in connection with Catalent's October 2021 acquisition of the Bettera Wellness business.

(6) Represents unrealized gains related to the fair value of the derivative liability associated with Catalent's formerly outstanding Series A convertible preferred stock.

(7) The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(8) Discrete period income tax expense items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(9) For the three months ended December 31, 2022, represents Adjusted Net Income divided by the weighted average sum of fully diluted shares outstanding, which is equal to (a) the number of shares of common stock outstanding, plus (b) the number of shares of our common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended December 31,

2021, represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of common stock outstanding, plus (b) the number of shares of common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of common stock equivalent to the shares of the formerly outstanding Series A convertible preferred stock outstanding under the "if-converted" method. For the three months ended December 31, 2022 and 2021, the weighted average number of shares was 181 million.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Biologics Segment EBITDA	$181	$199	$294	$366
Pharma and Consumer Health Segment EBITDA	135	147	243	246
Sub-Total	$316	$346	$537	$612
Reconciling items to net earnings
Unallocated costs (1)	(52)	(101)	(139)	(157)
Depreciation and amortization	(103)	(98)	(202)	(179)
Interest expense, net	(47)	(32)	(79)	(58)
Income tax expense	(33)	(18)	(36)	(28)
Net earnings	$81	$97	$81	$190
(1) Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022
Total Secured Debt	$1,431	$1,428	$1,424	$1,497	$2,013
Total Unsecured Debt	2,789	2,758	2,778	2,707	2,840
Total Debt	4,220	4,186	4,202	4,204	4,853
Cash and Cash Equivalents	849	786	449	281	442
Marketable Securities	66	94	89	64	28
Total Net Debt	3,305	3,306	3,664	3,859	4,383
Adjusted EBITDA
Q3 2021	274
Q4 2021	348	348
Q1 2022	252	252	252
Q2 2022	310	310	310	310
Q3 2022		339	339	339	339
Q4 2022			384	384	384
Q1 2023				187	187
Q2 2023					283
LTM Adjusted EBITDA	$1,184	$1,249	$1,285	$1,220	$1,193
Net Sr. Secured Debt / Adj. EBITDA	0.4x	0.4x	0.7x	0.9x	1.3x
Net Debt / Adj. EBITDA	2.8x	2.6x	2.9x	3.2x	3.7x